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Explanatory Note:
The following is a transcript of an analyst/investor conference call held by the senior managements of Intercell AG and Iomai Corporation
on May 13, 2008 at 8:30 a.m. CET
Chaired by Mr Gerd Zettlmeissl, CEO of Intercel
(for which replay will be made available at www.intercell.com; references in the transcript to pages of a presentation refer to the roadshow presentation that was filed by Intercell with the SEC as soliciting material under Rule 14a-12 on May 13, 2008)
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Gerd Zettlmeissl
Good morning everybody, this is Gerd Zettlmeissl speaking from Intercell. So it’s a relatively early Q1 call of Intercell today, but the reason we have it so early is that we have a very important news to tell you, in addition to our very nice Q1 news. I’m here on the call with my colleagues from the management board. Our Chief Financial Officer, Werner Lanthaler, our Chief Scientific Officer, Alexander Von Gabain, and our Chief Operating Officer, Thomas Lingelbach. In addition I would l like to welcome a special guest on this call, it’s Mr. Stan Erck, who is President and CEO of Iomai Corporation, and he will also speak on this call at a later point in time. The agenda of the call is for us to give you an update on the financial and programme performance in the first quarter, 2008. And then speak about the... the most imminent news; our acquisition of Iomai Corporation, a vaccine company located in the Washington, D.C. area in the United States. If you move to page four at this point I would like to hand over to Thomas just to give you, in the context of the Q1 update, an overview of where we stand with our Japanese encephalitis regulatory activities going forward. Thomas, please.
Thomas Lingelbach
Thank you, Gerd. Good morning everybody. It’s a pleasure to update you on our progress on our JEV to market programme, our leading programme right now. Everything so far is proceeding according to plan and the most important topics we would like to update you with, with regard to the last quarter, is that the FDA inspection as part of the US regulatory approval process is now ongoing. And there has been a discussion for quite a while as to whether or not we might need to have a product advisory committee as part of the licensure process. FDA has waived this so called VRBPAC meeting so there’s no need for a critical product review at the FDA as part of this committee process. We received, as part of the European licensure process, the Day 80 review, and we are well on track in responding to those enquiries. The Australian PGA, and you might recollect at the last quarterly, we were still discussing as to whether or not we’re going to get an accelerated approval process in Australia. They have granted a priority review, which means that we are going to get an action due date by the end of the year. Our commercialization partner, Novartis, has submitted a licence application for approval in Switzerland, so this is number four now, beside Europe, US and Australia. And we have obtained excellent data in phase two trials in children, basically confirming the immunogenicity and safety profile at even lower antigen content. With this short update on JEV, I would like to hand back to Gerd to continue on the other programmes.

Gert Zettlmeissl
The other programmes are also moving very nicely forward. We have a lot of progress in our vaccines against hospital acquired infections. Don’t forget the franchise where we have the only clinical programmes in the whole industry going forward— staphaureas and pseudomonas. We expect in phase two a result from the staphaureas trial at the end of this year, early 2009, with our partner, Merck. The pseudomonas vaccine is on track for starting phase two... three trials, also during this year, 2008. For the pneumococcus programme, remember this is a new vaccine based on proteins only, with highly conserved proteins protecting, essentially, against all 90 serotypes of pneumococcus; really a great innovation. This data is published in the journal of experimental medicine recently; it got a lot of scientific benefit and recognition. And we are on track after having performed all preparatory work and making materials to start the phase one, also in 2008. On our hepatitis C vaccine we have seen breakthrough data in showing that the viral load can be reduced by T cell based therapeutic vaccination, and we have seen a very good safety profile. The co-development we have here in this programme, it is a 50/50 partnership with Novartis and is progressing very well. And we have decided that we will include our strong adjuvant IC 31 into this vaccine to make the viral load effect stronger; even stronger than we had before. The therapeutic approach has got also quite a lot of recognition in the scientific and industry world. We just received on the last World Vaccine Congress the best new therapeutic vaccine award, which obviously shows that this programme is a highly regarded programme. In flu... you have seen in Q1 that we have seen good data for our phase one, for our very first phase one trial. The programme is now ongoing with Novartis. We expect further clinical trials to start in 2008 by Novartis also triggering, obviously, milestone payments still this year. We have ended in the new collaboration for a breakthrough malaria vaccine. We are working here again, with partners like in our pneumococcus programme and the tuberculosis vaccine which is now in the broader industrial context with Sanufi, is also moving very well with further clinical trials. At this point, I would like to hand over to our Chief Financial Officer, Werner Lanthaler, who will bring you all the news on numbers.
Werner Lanthaler
Thank you very much. I think it’s fair to say that our first quarter was strong. I would even go that far and say it was unspectacularly strong, because there was no important message to be reported on our financials in the first quarter, which is outside of any expectations. We have all costs under control, we are fully on track to strongly increase our revenue base for this year, and we are also fully on track to sustain profitability in 2008, despite the fact that we will also discuss with you shortly, the acquisition that we announced today in the morning, which is an event that followed Q1. We made a net loss of 4.6 million euros; which was planned given the fact that we are fully running our operation towards market introduction of Japanese Encephalitis. That we are fully running our full clinical pipeline at full speed. We increased our revenues to 8.6 million euros in this quarter, which is a very nice step up from last year, which is mainly due to revenue recognition from existing cooperations and deals. As you know, we control very nicely, our R&D expenses with around ten million euros in the first quarter, which will also be the basis, more or less, to go forward in the next quarters to come. There is a very comfortable cash position of 272 million euros on the bank, plus 40 million euros already committed forward payment without any conditions by Novartis for this year, so we have around 300 million euros available at this stage of the company, which could end up in a very strong, not only financial but also strategic situation. With this, I think it’s also fair to say that we can finance the cash component of our today announced acquisition comfortably from our existing financial reserves and we are very happy that we can build Intercell and grow Intercell on such strong financial fundamentals. What happened post Q1 is, as already mentioned, an acquisition and was a planned acquisition as announced today, and I will basically bring you into this acquisition by stating our mission again, which you’ll see on page number seven, which is accelerating innovation at this point in time, for the whole vaccine industry by bringing the best technologies together and really optimally financing innovation in this sector. What you can also see on page number eight, is that we really distribute very nicely, over the quarter, our innovation optimal spending in R&D, and also our balance with bringing in revenues. And never forget you have a company in front of you that turned profitable without having the first product on the market. And you can imagine that by bringing products on the market, which we will do with Japanese Encephalitis, already in 2008, in Europe, in the US and in Australia. We think that we have a very, very good chance to really accelerate our top line quite significantly, going forward. When you look at our... page number nine, you basically see a setup also with an outlook of what you can expect this year. We think that we will stay profitable into 2008, despite the incurred costs, which are increasing due to the fact that we will incorporate Iomai in due time when the deal is closed. You will see that we will increase our R&D spending to really optimal into... invest in our R&D into innovation. You will see that we will retain an extremely strong cash position by still having financed a strong component of this acquisition out of that. And you will also see us growing our revenues by having just sales to the US military in this year and by having also licensing and partner income in 2008.
With this I would like to guide you, on page number 11, for the first time, into the deal structure that we have entered into, by acquiring a US listed company called Iomai Corporation. It’s the combination of the cash and the share consideration where we tried to upfront, secure this deal also in a sense that it will ultimately close in the very near future, by having aligned a part of the shareholders already, to vote for this deal. You see us offering a share price of US$6.60 per share of Iomai Corporation, which is a total consideration of around US$189, which represents US$122 million on current currency exchange rates, which is around 70 million in shares. New shares to be issued from Intercell, two shareholders from Iomai that have already signed to accept a share exchange from Iomai to Intercell, which will be a consideration of around US$119 million in cash for the remaining shareholders. As already mentioned, we have more than 41 percent in share exchange which we can do, and it’s a great honour and also a great pleasure for us that the strategic rationale was so compelling that the shareholders of Iomai, who we addressed, to a large extent were really more than willing to accept the share deal. We have aligned more than 50 percent of voting agreements for this deal, and it is necessary to have more than 50 percent to get this deal in the shareholder’s meeting of Iomai done. And we basically will finance the rest of the acquisition through a cash merger between Intercell and the public shareholders in the United States. From a closing perspective, we expect the deal to close in the third quarter, and we will do everything to make this as fast as possible. Many of you will discuss, is this now a fixed premium or a low premium, is it a high, but not such a high premium. And I think it’s a fair discussion to have. Let me just reiterate that we think we did an excellent deal for Intercell for our growth perspective, and for accelerating innovation. And prices are relative if you, for example, look at the stock price of Iomai. When Iomai went public it was seven euros... US$7 sorry. If you look at the stock price of Iomai a year ago it was somewhere different. If you look at the stock price of Iomai yesterday, it was also somewhere different. What has to be incorporated into this valuation, is the strategic fit of this company to us, by bringing antigen, adjuvant and delivery technology best in class together, and by adding late stage products into our pipeline where we are certainly one of the best companies to industrialise late stage products into the market. With this I hand back to Gerd.
Gerd Zettlmeissl
Indeed, as well as that, we are very proud to welcome the Iomai team on board. We have with Iomai the best company developing needle free devices for application of vaccines, a vaccine patch developed over the years at Iomai. As well as that, valuation is relative. There is a very important point to mention here, Iomai could really show a lot of breakthrough data during the last couple of months, especially with the new and leading traveller diarrhoea vaccine, in addition with a patch which is used in addition to pandemic inter pandemic flu vaccine. And from this we get as well, I mentioned before, a very complimentary platform for our adjuvants, for our antigens we are developing. And by that we are really convinced that we have here a very, very good strategic fit. We obviously see opportunities from this technology, also moving forward with products. Intercell has in development and also for general licencising possibilities, and we will come back to that in more detail at a later point. At this point I would like to hand over to Stan Erck, President and CEO of Iomai Corporation, to also give his view on the strategic fit of the deal. Stan, please.
Stan Erck
Gerd, thank you. I think most of what I have to say has been said, but from Iomai’s point of view, we’ve been looking for... we’ve been developing two products now on a platform that we think can be broadly applied. And the two products are now entering into late stage phase two’s and into phase three’s next year. We think... we’ve been looking for some time to find the best partner to help us develop these programmes into licensure. We’re certain that Intercell represents that partner and we think it will allow us to advance, not only the programmes into phase three and licensure, but the platform as well. And the product and cultural fit we found has been quite great, so we’re looking forward to this.
Gerd Zettlmeissl
Thank you very much, Stan. On page 13 you will see the summary again, and a reminder on our technologies, our antigen indentification platform, with our IC 31 platform and now a new, world leading vaccine patch delivery platform, also in our hands. There is a lot of synergy we see for these technologies, but most important we also have, through the acquisition, two late stage programmes coming into the Intercell portfolio. One is a leading traveller diarrhoea vaccine patch, which Stan just mentioned, is expected to start phase three trials in early 2009, with a market potential which is certainly above half a billion euros. In addition to that, there is a patch pandemic flu vaccine coming into the portfolio where, like in the case of traveller diarrhoea, Iomai has shown very recently breakthrough clinical data. This vaccine, this pandemic flu vaccine is, at this point in time, fully funded by the human health services in the United States. And here also a very fast development is possible. In summary, for the whole Intercell portfolio, it means that we get an even broader portfolio in the traveller franchise in total, in addition to our Japanese Encephilitis vaccine. And we also really put the focus even more on late stage programmes and development. We think from the learnings we had in our Japanese Encephilitis to market programme, especially from all industrialisation aspects and late stage clinical trials, and regulatory aspects, there is enormous synergy we can leverage and can transfer all these learnings now, all these positive learnings to these late stage programmes, especially to the traveller diarrhoea vaccine patch programme. In this next slide on page 15 you see an overview; many things have been said already. Late stage products are coming to our portfolio with the traveller diarrhoea vaccine patch, with a vaccine enhancement patch for pandemic flu. Now we are definitely, with this acquisition, the leader in needle free vaccine patch technology, which is a need in the industry. We can, in the future, really deliver vaccines as alternatives to injected vaccines, but we can also use the enhancement patch as it has been used in the pandemic flu, to see whether we can, at this stage, reduce those end number of contractions of existing vaccines out there in the market, including children’s vaccines. The company has headquarters in Gaithersburg, Maryland in the United States and it is about 110 additional employees who will join now Intercell. And the company has, as I said before, in the last ten years has been working on this vaccine patch and has brought it to a real industrial standard now, and therefore for us it was really the right time to get it into our portfolio. On page 17 you see a summary that we... the message here is that we have here, really, a very nicely balanced portfolio of products going forward in our hands; with partner products, with own products going forward. And this strengthens even more our portfolio in the company, and we are looking forward really to move this aggressively forward. At this point I would like to hand over to our Chief Scientific Officer, Alexander Von Gabain, who will bring you in more detail into the traveller diarrhoea programme and the flu programme of Iomai.
Alexander Von Gabain
Thank you, Gerd. Good morning ladies and gentlemen. I should state this is also for the CFO a very exciting moment to help to build a new company by integrating Iomai. I think if you go to page 18, I just to described to you the need for a traveller diarrhoea vaccine. You all know it’s making a huge problem, not only for the quality of life of travellers, it also has an enormous bearing that many of the traveller diarrhoea has after you catch the disease, long term seguallabe. I think there is, actually, an estimated 55 million people of travellers who are going into the endemic areas, and I think there is... I will show this on the next page on number 19, extremely high incidence, so your vacation or your business mission is basically ruined by catching this type of diarrhoea. If you look at page 19 you see a compilation of how many travellers are really going into these endemic areas. This is the very left column. The middle column shows you that from the incidence of traveller diarrhoea the major part is attributed to traveller diarrhoea, and I think if you assess... if you basically split up within the segment of traveller diarrhoea, what are the causing pathogens, the key culprit is etec, and then there are a couple of other minor bacteria and also a couple of viruses. The vaccine as it has been designed and developed into phase two from our colleagues from Iomai, I think, is designed to really hit traveller diarrhoea by being directed against the key culprit, which is etec. And I think you are too kind to follow me to the next page, which is page 20, you see the clinical results. I think if you go to the left side of the chart you see a base line of antibodies against etec, and I think the two types of antibodies, the so called IGG antibodies, and the IGA antibodies. These most important ones because the protect the mucosal intestinal tissue against the colonisation of the bug. More important, if you look at the right side you see the anti placebo control, I think you have the... as expected, a high incidence 23 of about 110 of mild, strong and very severe traveller diarrhoea, with also discomfort which is going together. I think you can see that, in the clean group, which is in the right hand chart, on the left side, our colleagues only observed three mild cases. Let me state that this is outstanding work. The key data is going to publish in the lincet, and I think they have also passing peer review. Next page please. On page 21, you see what this really means. You’ve got basically a 75 reduction of moderate and severe travellers’ diarrhoea, and I think 84 percent if you say the total reduction of severe traveller diarrhoea, which is the one that is paralysing your situation. It may sound for you strange, if I tell you that there is a 66 percent reduction of etec infection only. I think this is because the remaining people also have another and a much milder form of etec, but this was still etec. Or you can put this the other way, the only, I think, instances where etec was still involved were very mild forms of, basically, etec diarrhoea. What is particularly fascinating about the outcome of the phase two trial is that it has been shown and demonstrated in this trial, that also many of the other bacteria and germs that cause traveller diarrhoea basically seems to be co-protected by this vaccine. This can be scientifically explained by the fact that etec is, kind of, the front rider. So if you prepare your body and raise immunity against etec, you also lower the incidence of the other pathogens that cause the disease. So the vaccine has enormous potential, I think, to broadly protect you against this unpleasant disease. You should not forget that this is an entire new technology. The vaccine has not been applied by needles. It has applied by having the people two times putting patches on their skin. The trial has shown that there are no side effects and I think on the next page, on page number 22, you will see that the patch device diarrhoeal disease can now smoothly move forward. I think at the 2006/2007, I think we saw phase two efficacy data came out, and I think we are now in the stage of preparing phase three trial, which is in the year 2008, so we can still start in the 2009. And I guess with data which we have in our hands, we are pretty confident that the new combined companies can pave the way for a regulatory forward pass to get this vaccine in 2010 and 2011, so the pivotal registration trials. So at the end of 2011 we hope that we have a product to registration. So I think we should say that the data and everything which has been prepared and evolved and developed by our colleagues at Iomai, are really impressive. And I think I have talked to many experts in the field, who are in this field, who say this is the best data they have ever seen in traveller diarrhoea. Next page on 23, it shows that the patch has other applications. I think just very shortly, on a note, the patch contains a protein, which is at the same the etec antigen, but it is also kind of an adjuvant. So I think that that the ingene vaccine of a vaccine are in the most essential form, as you can imagine. And if you take the very same patch and you inject people and inject the both pandemic flu vaccine, and you put on top of it this patch, I think, then you get an extreme adjuvantation, which I’ll show you on the next page. But first let me remind you there are many governmental supported attempts to get... in preparation for pandemic flu to be moved forward. The only one which is registered is extremely high doses vaccine, which only gives, I think, a protection of about 44% after two injections with 90 microgram of flu antigen, and I think this is the best what we have today on the table. I think there is no other in preparation for a pandemic flu. There is no other vaccine, which has gathered for a pandemic registration.
So if you move to page 24, we show you the data, which our colleagues at Iomai have achieved and recently announced in using exactly the regimen, which I have described to you, namely you inject the pandemic flu antigen, into the skin, in a usual vaccination setting, and then on top of it you put on this patch for a couple of hours, and I think this application has shown that only after one dose with 45 microgram of the adjuvant, 73% of the subjects are basically raising titers against the pandemic flu virus, which are sufficient. We should say that the guideline of FDA in preparing people and I think products against pandemic flu have clearly stated, if you achieve more of 70%, you have, so to say, fulfilled the criteria that you are enabling humans to have a pandemic flu vaccine, which is working with one shot, exactly what has been achieved in this trial, which has been concluded.
Just to get you into the loop, to get to a registration of a pandemic flu vaccine, you don’t need a phase three trial. It is sufficient to do an extended phase two trial, and I think if the data come out as we expect, namely to reproduce what we have seen at this stage, we get a pandemic flu registration, and this has enormous implications because this has a very high chance that the Iomai technology, which is now, I think they have integrated into our company, will have, the great opportunity to be a provider of a pandemic flu vaccine, which is meeting the criteria to protect you with one shot, and I think, which I did not mention to you, with two shots, it looks even better, and it looks equally better good than the existing (?) that pandemic flu vaccine, which I described to you in the previous page.
On page 25, I tried to conclude my part, and what you can see, ladies and gentlemen, for a CSO, it is more and more difficult to, I think, coherently guide you through all our clinical programmes, which has dramatically grown. So we have on the top line, the JEV, which is moving to registration, now, in addition to traveller diarrhoea, we have, as Gerd told you, made nice progress on staph aureus and pseudomonas and hepatitis C. Pandemic flu has came through a phase one two trial, and is starting a phase two trial still this year. This has been now adding into this pipeline. Also you should remember for the inter-pandemic, seasonal flu vaccine, we have made nice progress with our adjuvant, and I think this is moving together with our partner, Novartis, and also our tuberculosis vaccine, with SSI has found a nice harbour, by having Sanofi in the boat, as a commercial developmental partner, and our pneumocaccal vaccine makes very nice progress in moving forward still to a start in this year.
I don’t go through all the other pipeline products, but you can see that if you now take all this fantastic technologies we have, and I’d just like you to follow to 26. It shows you from a, so to say, immunological point of view, why patches are such an exciting tool for vaccine development. We, who are in the arena of vaccines, we know all along that the most important first wave of intermediate immune competent cells, which need to be trained, they are the upper layer of your epidermis, and this patch device does something extremely elegant in a very reliable fashion. It is taking off the upper layers of your epidermis without injuring your skin. And that makes this area, which, so to say, has, I think, repaired the epidermis, the so-called antigen-presenting cells, to infiltrate, and then you take the patch, and the patch is formulated for the time being with the etec antigen, which I told you is also an adjuvant, but we are confident that you can combine this also with our antigens, and with our adjuvants, or as a combo of, I think, the three components we have now in this combined company on the table, and can repeat what our colleagues of Iomai excitingly have been shown to induce strong immunicity.
On page 27, you see really how I think this patch vaccine technology, I think the (), is basically functioning, and I think, how many applications you have, if you go to the left side, I think you can see we have the TB vaccine, but we could also include, for example, our pneumo-coxi antigens into such a patch, which will make it particularly suitable for a children vaccine, and there are many other applications, which I think we will come back to you next time, because we are designing a joint strategy. I think you could apply it also for our hepatitis C vaccine, and others. On the right side, it has immediate consequences. I think it will make us a pandemic flu, moving forward. I think we can consider a second-generation, one-shot Japanese encephalitis vaccine, without changing, I think, doing exactly the same thing, which has been done for the flu vaccine, and there are plans we are currently discussing in the new company, which is created, I think to use also the patches to reduce the number of injections for the usual childhood vaccines, and there are many other applications.
And I think this is a real good point to thank our colleagues at Iomai for their excellent work, and I hand back, I think, the word to our Chairman and CEO, Gerd Zettlmeissl.
Gerd Zettlmeissl
Thank you very much, Alex.
The next slides on page 28, 29 and 30 just summarise again what has been said. A strong traveller vaccine franchise with the addition of the traveller diarrhoea vaccine with a combined market opportunity of above 750 million euros. A strong portfolio of vaccines in the flu arena, with our IC 31 flu vaccine we are doing together with Novartis, and now the Iomai pandemic vaccine patch moving forward, and last but not least, on page 30, as Alex now described, all the synergies we have by applying our antigen and adjuvant technologies, together with the new delivery system in the world class delivery system we just got through the acquisition of Iomai.
We have a plan, on page 31, for integration, which obviously shows you again also the timing, from signing to closing, in the next two to three months. The companies will operate on a joint steering committee basis, and then after the closing, we will have a clear integration plan, for Iomai, and just to bring our colleagues in the United States in the loop of the Intercell organisation, very nicely and very smoothly.
Last but not least, on page 32, a summary again on our Japanese encephalitis to market. I will not go again back into details. We discussed all that. The same for our staph aureus programme, on page 33, going forward with Merck, and our pseudomonas programme, going forward, in our own development is just for you a summary of all these activities, and I hand back to Werner to sum up and to give you also an overview on the future milestones coming up.
Werner Lanthaler
Next, page 35 basically shows you that we have a strategy, and I would call it, it’s a, what do we say, strategy, by growing and accelerating Intercell, going forward.
Page 36 shows you that our shareholders, and I can assure you that many of our shareholders are very happy with what we are doing in regard also with accelerating the company, will change in a sense that we will integrate also Iomai shareholders with issuing around 1.7 million new shares out of Intercell, where all legal aspects are in place already for having the ability to do this. This represents a dilution effect of less than 4%, and we think it is a justified dilution by the great value that we get into this company. You will also see that with this acquisition we have a much stronger footprint in the United

States, which is a key market for us when it comes to our product sales, going forward, and therefore we are very happy to have now a strong presence in the United States as well.
And on the last page, we basically want to introduce you, and invite you to follow Intercell going forward, because this is one step forward, with many more steps to create additional value for our shareholders to come in the very near future. Watch out for our hospital-acquired franchise. This was not touched upon too intensively now, because we will spend a very big part of our upcoming R&D day on this, strongest franchise in hospital acquired infections in the next couple of days and weeks. And especially watch out for the leverage that we will get out of our IC31 AIP technology and the vaccine patch, going forward.
With this, I would like to invite you for all your questions, and I apologise that this time it was a little longer conference call than usually on Q1 results. Thank you very much.
I want to hand back to the Operator, and ask you for your questions.
Questions and Answers
Peter Welford — Lehman Brothers, London
Hi, it’s Peter Welford, from Lehman. A couple of questions, firstly on the Iomai acquisition and the patch, travellers’ diarrhoea patch. I was wondering if you could talk a little bit about how you think a moment about commercialising that product potentially, given that you talk about the synergies, obviously, with the Japanese encephalitis vaccine for travellers? But Novartis obviously has rights to the marketing for that, so I was wondering just how you thought about that? And if you could also talk a little bit about the duration of effects that you...or if you’ve looked at duration of effects with the patch, and so I guess how long you can be on holiday for? How long your immunity lasts? And does the patch have to remain attached for that to be the case? And then if you could just go on as well, to the potential phase three trial design? Does it have to be carried out in endemic areas, and how many travellers are we talking about?
Gerd Zettlmeissl
Yeah. Peter, thank you for those questions. First, on your question on commercialisation. Indeed, you are completely correct we do the commercialisation of the Japanese Encephalitis vaccine in most territories with Novartis. At this point in time we have not yet decided how to move forward with a travellers’ diarrhoea patch commercialisation in the future, but obviously there could be a likelihood always that there is an interest to go also with Novartis in this context, because Novartis has been very strong in the past in commercialisation of traveller vaccines, but, as I said before, no decisions yet, we see also the other opportunities.
Coming back to your question on the duration, of the immune response; from the current data, which has been done by our colleagues of Iomai, we think that you have at least a couple of months of protection after the second patch being given for the travellers’ diarrhoea, but there will be obviously a long term follow up in the immunogenicity, and in the protection of the patch, if we are moving forward in future trials.

And last, but not least, if it comes to the phase three trials, the phase three trials will be using very much the design of the phase two trials, where people were vaccinated before they were travelling into South America, and were then followed up for diarrhoea incident and for etec infection incidents, so we’ll use very much the design of the phase two, to do an extended study then in the phase three. And we think that in the range of about 1,000, plus minus, should be enough to show clear efficacy of the vaccine, going forward. In addition to that, you obviously have to do safety trials, and lots and lots of consistency trials, in the future.
Okay, can I just quickly follow up? Have you done any...or have we got any data at all on the patch? The patch itself, in terms of how well it remains attached? Any effect if the patch does become removed? Any data at all on that in safety trials?
No, the patch is very stable. It needs to stay at the moment for about six hours. But it can even be, you know, take a shorter time in the future to keep the patch on, and we don’t see any problems with the application of the patch.
Great. Thank you.
Erica Whittaker — Merrill Lynch, London
Hi there. It’s Erica Whittaker from Merrill Lynch. Just another question about the travellers’ diarrhoea patch. I mean, presumably it would address significantly more travellers, potentially than the JE vaccine, but could you give us a comment on how you’d expect a product like this to be priced? And secondly, I was just wondering whether the acquisition process for Iomai, if there were competing bidders, so to speak, and how comfortable you feel that the deal with be concluded?
Thank you very much, Erica, for the question. Gerd speaking. I’ll take the first, and Werner takes the second.
On the TD patch, you’re absolutely right. We think that the market is significantly bigger as for the Japanese encephalitis, because it also, you know, really addresses people going into other areas than Southeast Asia, meaning South America, but also Africa, so it’s just broader application. On the pricing, we think that a price somewhere for the vaccine in the range of 80 to 120 dollars per dose would be a reasonable price, but obviously these are things, which will be defined in a later stage, when we are coming closer to registration. The second question I would like to hand over to Werner.
Werner Lanthaler
It’s always an exciting time between signing and closing, but I can just put the points forward to you, what we think we have done optimally, in order to secure the deal. We have aligned and convinced many of the existing shareholders of Iomai about the strategic rationale. We will do everything to convince the market on the rationale of this deal, and I hope that this is the first step to it. We want to do, and I think it is more important than many people think, everything to do that the employees of Iomai think that this is the best combination that they want to work for, because whoever wants to bid against us should lose the people, and we want to keep them.

Is it the right premium that we are paying? I think it is something, which is fair, as already stated before. And with this we feel very secure. Okay. Could I just confirm from Gerd that the pricing for the TD patch was 80 to 120 dollars per vaccination? Or per dose?
Gerd Zettlmeissl
No, this will be the idea per vaccination, essentially, we can think about in the future. Okay. Thank you.
Linden Townson — Goldman Sachs, London
Yes, this is Linden Townson from Goldman Sachs. I’ve just got a quick question on one of the press releases I’ve seen on the Iomai website from April 3rd, where they’ve signed a deal with Merck and Co, looking at the immunostimulant patch. It says that they’ve got first option to negotiate an exclusive licence on that. I was just wondering where that stood now obviously you’ve acquired the company?
Yeah. No, thank you very much for this question. The collaboration with Merck is just a product specific collaboration, where essentially you see for the first time also interest in a big vaccine company to use a patch in order to improve injectable vaccines, as it has been shown for the pandemic flu vaccine. This is very much product specific, and these are indications, which we have no interest, or any of our other partners have at this point interest in. We think that we can broadly use the vaccine enhancement, or immunostimulant patch in different vaccines with different partners, and this is one of the business opportunities we see coming out of this acquisition.
Okay. Thanks.
Khytai Thakrar — MP Adv, Mumbai
Yeah. Hello. My question is regarding travellers’ diarrhoea vaccine patch. Using IC31 adjuvant for the kind of second generation of TD patch, or, in future, so...?
Alex, would you like to answer this question, please?
Alexander Von Gabain
I...can you repeat the question? I could not really hear. Can you repeat it please? Yeah. Will you use IC31 adjuvant? It’s an Intercell for redesign all generation, second generation of travellers’ diarrhoea vaccine patch, or so...?
I guess...thank you for the question, now I’ve got you acoustically. I don’t think we will necessarily use it for a second-generation diarrhoea vaccine, because the diarrhoea vaccine, as it has been designed, has a good adjuvant, which is this etec antigen, and a good antigen, which is this etec toxin. But I think you are addressing a very good question. We are pretty confident that you could combine the patch with IC31 in many other indications where we already have seen very positive outcomes with IC31, and where we believe that the patch is a more rational design to deliver the vaccine, but also further facilitating the immunogenicity by directly, so to say, applying it to the skin, and this is one of the first things we are trying in the combined future R&D pipeline.

Okay. Thank you.
Ann Marden — JP Morgan, London
Hello. This is Ann Marden from JP Morgan in London. Can you guys hear me?
Werner Lanthaler
Sure.
Okay, great. Well, congratulations on the deal. And just on your R&D spend, could you talk about how much your R&D spend will go up now, in 2009, when you’re paying for the phase three trials for the travellers’ vaccine, please? And then I also wanted to ask about whether or not you would be looking at using this patch technology in paediatric vaccines?
Gerd Zettlmeissl
Yeah. Thank you very much, Ann, for the questions. For the first questions on the R&D spending, we have a situation at the moment that obviously for our Japanese Encephalitis late stage development those costs will be still carried in 2008, and then will go down in 2009, and we will then replace these costs also, now focusing on the travellers’ diarrhoea patch, we think in the range of about 20 to 30 million dollars additional costs, but there will be also a shift going back forwards, so this will not a 20 to 30 million overall increase for the Intercell R&D costs. The second question, on the use of the patch in paediatric vaccines, you touch a very interesting point here, because we really feel that this, especially this vaccine enhancement patch, or immunostimulant patch, can be used in many vaccines, including paediatric vaccines, to reduce the number of injections, to reduce the dose. It is definitely one of the applications, and the interesting thing is with the pandemic flu data, our colleagues from Iomai for the first time have clearly shown that this works, and this is from the proof of concept, and again we have seen for the travellers’ diarrhoea vaccine a clear proof of concept that this was the right point for us to now take it on board, for Intercell.
Right, okay. Thank you.
Erica Whittaker — Merrill Lynch, London
Hi there again. Just wondering about manufacturing of Iomai for the TD patch. Could you give us an idea of how happy you are with their manufacturing facility, what the capacity is, in terms of patch production? And secondly, I’ve just got a question about the fast track designation from the TGA; what timeline then do you get for approval if you get fast track from the Australian regulators for your JE vaccine?
Yes. Just take the first question; the second will be taken by Thomas. On the manufacturing, we have been very comfortable. It was one of the drivers for us to make the decision, because there is an existing GMP manufacturing facility for patches at Iomai, and owned by Iomai. This facility is up and running to produce phase three clinical material for the different patches, namely for travellers’ diarrhoea, and for flu. We think with this facility as it stands, and with some certain adaptations, we can make in the range up about five to ten million, or this more to the higher number, and in future with certain investments, can also increase that.
Concerning the second question on the Australian TGA acceleration, maybe Thomas can give us a short answer?

Thomas Lingelbach
Okay. So, hello, Erica.
Hi.
On the TGA acceleration we have an action due date given by the Australian authorities, which is December 2008.
Okay, thank you.
Khytai Thakrar
Yeah. Hi. Sorry, one question I forgot to ask, the question is for Werner. After this acquisition, what’s your current cash position, and will it increase your annual expense guidance for 2008?
Werner Lanthaler
Our cash balance will remain above 200 million euros, comfortably. And our expenses with increase in R&D, by taking up the Iomai operation, and I think here it’s conservative to assume that it will be the same, at least the same, as Iomai’s spending at this stage. By the way, Iomai numbers will be published today, in the morning, or tomorrow in the morning in whatever time zone you’re in. And for 2009 it’s largely depending on how the clinical trial programme is set up, but here Gerd gave the guidance with a three-year maximum development for bringing the product from phase three to the market. And 50 to 70 million clinical programme for TD. Euros.
Thank you.
Peter Welford — Lehman Brothers, London
Hi, sorry about this. Just a follow up. I’m just a bit confused after, because the point you’ve just made, so should I understand then from the previous question that it’s 20 to 30 million dollars additional R&D per year? 50 to 70 million euros in total, over three years? Is that how we should understand it?
Gerd Zettlmeissl
Yeah, this is the total. The total is in the 20 to 30 million per year, going forward, heading up to something in this range.
20, 30 million dollars per year, adding up to around 50 to 70 million euros?
Yes, exactly. And the reason for that is that, you know, the spending in the other programmes will be relatively lower. The programmes, which are not travellers’ diarrhoea and all of the pandemic flu programme, is funded by the HHS as we said before.
That’s great. Thanks [unclear].

Werner Lanthaler
One strategic remark to make is that we think, with all our sales forecasts, we feel relatively comfortable to keep a profitable company, going forward, and to grow a profitable company, going forward, despite the fact that we are bringing much more potent products to the market in the year 2011, 2012, from a market perspective.
Closing Comments
If there are no further questions, then I would really thank you very much. I would like to take also the opportunity and invite you again to our R&D day in London on 14th May, and in the United States on 21st May, because there we will have a little more time to elaborate on another most important franchise of Intercell, which is the hospital-acquired franchise, where we clearly see us as the leaders in the field as well as to the fields that we touched upon right now.
Thank you very much, and let’s hope for all the best for all of us. Thank you.
Gerd Zettlmeissl
Thank you. Bye-bye.
Alexander Von Gabain
Bye-bye.
Additional Information and Where to Find It:
In connection with the proposed transaction, Iomai Corporation will be filing a proxy statement for its stockholders and other documents regarding the proposed transaction with the Securities and Exchange Commission (SEC). BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, IOMAI STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND IOMAI. Investors and stockholders may obtain copies of the proxy statement and other relevant documents filed with the SEC by Iomai free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain copies of the proxy statement and other relevant documents filed with the SEC by Iomai (when they are available) by going to Iomai’s Investor Relations page on its corporate website at www.iomai.com.
Iomai and its directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies from Iomai’s stockholders with respect to the proposed transaction. Information regarding Iomai’s executive officers and directors, and their beneficial ownership of Iomai’s common stock as of March 26, 2008 is available in Iomai’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2008. Other information regarding the interests of such potential participants in the proxy solicitation will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.
Forward Looking Statements for Intercell AG:
This communication expressly or implicitly contains certain advance statements concerning Intercell AG and its business. Such statements involve certain known and unknown risks, uncertainties and other factors which could cause the actual results, financial condition, performance or achievements of Intercell AG to be materially different from any future results, performance or achievements expressed or implied by such advance statements. Intercell AG is providing this communication as of this date and does not update any advance statements contained herein as a result of new information, future events or otherwise.
Forward Looking Statements for Iomai Corporation:
Some matters discussed in this press release constitute “forward-looking statements” that involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such forward-looking statements include statements about the anticipated acquisition of Iomai by Intercell and timing of and potential benefits of the anticipated acquisition; the potential synergies between the combination of Iomai and Intercell’s product technologies; expectations regarding the timing of clinical trials and product development; the ability of Iomai’s adjuvant patches to provide protective immune responses; the significance of clinical results described in this press release; expectations that the clinical trial data from a clinical trial will be sufficient to proceed with future clinical trials; estimates of potential markets for Iomai’s product candidates; the potential for Iomai’s product candidates to be lower cost or more effective for specific patient populations; expectations that the characteristics of Iomai’s adjuvant patch for pandemic influenza would make the product ideal for stockpile and rapid distribution; expectations that TCI technology will enhance the efficacy of or replace or be an alternative to current injected vaccines, expectations that TCI technology can facilitate development of a broad range of vaccine products; and expectations for further collaboration with Merck & Co., Inc. or any other potential collaborations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. Applicable risks and uncertainties include, among others, that the proposed acquisition does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the acquisition, Iomai’s business suffers due to uncertainty; that the companies are unable to successfully execute their integration strategies, or achieve planned synergies; that future clinical trials may not replicate results seen in the trials described in this press release; that the U.S. Food and Drug Administration or other regulatory authorities may not concur with Iomai’s analysis of the trial results described in this press release; that Iomai may not be able to enroll sufficient numbers of subjects in future clinical trials; that Iomai may be unable to obtain the regulatory approvals or financing necessary to conduct additional clinical trials; that competitors may develop products that are safer, more effective, or more convenient to use; that future clinical results may not support regulatory approval to commercialize Iomai’s product candidates, which will depend on the outcome of additional clinical trials and analysis by regulatory authorities of data Iomai submits; that development costs may exceed expectations; that Iomai may fail to adequately protect its intellectual property or may be determined to infringe on the intellectual property of others; and the risks identified under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and filed with the Securities and Exchange Commission. Iomai cautions investors and others not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document and we undertake no obligation to update or revise the statements. You are encouraged to read Iomai’s filings for a discussion of these and other risks and uncertainties which are filed with the U.S. Securities and Exchange Commission and are available at http://www.sec.gov.